Client Agreement

This letter will serve as an agreement between EBS Public Relations, Inc. ("EBS") and Circle Group Internet, Inc. ("Client") commencing on April 1, 1999 and continuing through March 31, 2000, unless continued by or terminated by the parties hereto. EBS will generate publicity for Client according to the guidelines outlined in the PR Plan dated March 4, 1999 (the "Services").

Fees: In consideration for such Services, EBS will receive, as payment, 500 shares of common stock in Circle Group Internet, Inc., with a minimum value of $20.00 dollars per share at the offering, per month ("Monthly Fee"). Client will reimburse EBS for all monthly expenses advanced on Client's behalf. The monthly expenses may include, but not be limited to charges for: overnight mails, postage, phone charges, photography, photocopies, travel, and press release writing with such amount not to exceed $250 monthly total unless agreed upon in writing by Client. In the event of special media opportunities that may require substantial expenses above and beyond the regular services outlined in the March 4th Plan, EBS may request Client to pay them directly or to fund them in advance. Client may agree, solely at its option, whether or not to pay such expenses.

Payments: The first of each month Client will deliver to EBS the 500 registered shares of stock. The previous month's expenses will be billed, together with an accounting, on the first of each month and paid to EBS by Client within 30 days of the invoice date.

Performance: On the 20th day of month one of this agreement, EBS promises to deliver to Client a completed Press Kit that is built for and supports the various aspects of Client's Internet business. On or before the 15th day of month two of this agreement, EBS promises that it will arrange for Client to appear in at least one feature media story in either a major printed publication or major television/cable show that compliments Client's Internet business. On or before every 15th day of months three through twelve of this agreement, EBS promises that it will arrange for Client to appear in at least one additional feature media story in either a major printed publication or major television/cable show that compliments Client's Internet business.

Indemnification: Client agrees to defend and indemnify EBS against all liabilities, damages, costs and expenses, including reasonable attorney's fees, that EBS may incur as the result of any claim, suit or proceeding brought or threatened against EBS arising out of assertions made for Client's products or services or assertions made for any products or services of Client's competitors in any media materials EBS prepares for Client, provided the assertions are based on information or data supplied to EBS by Client or any of Client's affiliates or agents and are pre-approved in writing by Client prior to distribution.

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Remuneration for Hiring EBS Employees: Client agrees not to recruit, engage as an independent contractor or consultant, or employ any EBS employee as long as Client is a client or EBS and for a twelve month period following termination of this Agreement. If Client does recruit, engage as an independent contractor or consultant or hires any EBS employee during such period, Client agrees to pay EBS as liquidated damages a fee equal to one and one half times the employee's full base annual salary concurrent with employee's termination from EBS.

Severability: Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provisions of this Agreement or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances.

Termination: Either party may terminate this agreement upon 60 days written notice. In the event of any such termination, Client will no longer be required to provide any shares or its stock to EBS after the date of termination, and EBS shall not be required to continue to provide services to Client after the date of termination. Termination of this Agreement shall not relieve either party of any other relevant prior contractual obligations previously agreed to by the parties, with the exception of the stock for services arrangement which would be canceled simultaneously with any such termination. Any modifications to this Agreement must be in made in writing and signed by both parties.

EBS Public Relations, Inc.                    Circle Group Internet Inc.

/s/  Brian K. Swerdlow                        /s/  Gregory J. Halpern
----------------------                        -----------------------
By:                                           By:
Brian K. Swerdlow - CEO

EBS Public Relations, Inc.                    ________________________
31 00 Dundee Rd. #308                         Gregory J. Halpern
Northbrook, IL 60062
                                              ------------------------
                                              President & CEO

                                              ------------------------
                                              Date

                                              Circle Group Internet, Inc.
                                              827 East Orchard Street
                                              Mundelein, IL 60060

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